EXHIBIT 8


                                       July 22, 1998


Zions Bancorporation
Attn: Mr. Harris Simmons, President
         and Chief Executive Officer
One South Main, Suite 1380
Salt Lake City, Utah 84111

Ladies and Gentleman:

         This letter sets forth the opinion of Slivka Robinson Waters & O'Dorisio, P.C., regarding material Federal income tax consequences of the merger (the "Holding Company Merger") of Eagle Holding Company, a Colorado corporation ("Company"), with and into Val Cor Bancorporation, Inc., a Colorado corporation ("VCBI"), and the merger (the "Bank Merger") of the Eagle Bank ("Bank") with and into Vectra Bank Colorado, National Association ("Vectra Bank"), in the manner and on the terms described in the Agreement and Plan of Reorganization dated June 3, 1998 ("Plan of Merger"). Zions Bancorporation ("Zions Bancorp") is a bank holding company and the sole shareholder of VCBI. The holders of Company Common Stock shall be entitled to receive, in exchange for each share of Company Common Stock held of record by such stockholder as of the Effective Date, that number of shares of Zions Bancorp Common Stock as set forth in the Plan of Merger. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Plan of Merger.

         In rendering the opinions expressed in this letter, Slivka Robinson Waters & O'Dorisio, P.C. has, without verification, relied upon and assumed the accuracy of all of the information contained in the following documents (the "Relevant Documents"): (1) the Plan of Merger; (2) the Company 1998 statement of facts and representations provided to us by the management of Company (the "Company Statement of Facts and Representation"); (3) the Zions Bancorp 1998 statement of facts and representations provided to us by the management of Zions Bancorp (the "Zions Bancorp Statement of Facts and Representations") and (4) other documents we considered relevant. Slivka Robinson Waters & O'Dorisio, P.C. also has assumed, without independent verification, that the parties to the Plan of Merger have acted (and will continue to act) in accordance with all of the information and descriptions contained in the Relevant Documents. Further, Slivka Robinson Waters & O'Dorisio, P.C. has assumed, without independent verification, that the Holding Company Merger and the Bank Merger will be consummated as mergers in accordance with applicable federal law, Colorado law and the National Banking Act.

         Based on our analysis of Federal income tax law in light of the facts, representations and other information stated in the Relevant Documents, and subject to and contingent upon the accuracy of the Company Statement of Facts and Representations, the Zions Bancorp Statement of Facts and Representations and of the assumptions identified in this letter, Slivka Robinson Waters & O'Dorisio, P.C. is of the opinion that, for Federal income tax purposes:


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Slivka Robinson Waters & O'Dorisio, P.C.
Legal Tax Opinion
July 22, 1998
Page 2

                  (1) The Holding Company Merger will be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code");

                  (2) Zions Bancorp, VCBI and Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

                  (3) Shareholders of Company who exchange their shares of Company Common Stock for shares of Zions Bancorp Common Stock will not recognize gain or loss, except to the extent of the cash received in lieu of fractional shares;

                  (4) The tax basis of the Company Common Stock surrendered in the Holding Company Merger will be allocated to the Zions Bancorp Common Stock to be received in the Holding Company Merger (including any fractional share to which that shoulder may be entitled);

                  (5) The holding period of the Zions Bancorp Common Stock to be received in the Holding Company Merger by a shareholder of Company will include the holding period of the Company Common Stock surrendered in exchange therefor provided the Company Common Stock is held as a capital asset by the shareholder on the Effective Date of the Holding Company Merger;

                  (6) Company will not recognize gain or loss as a result of the Holding Company Merger;

                  (7) Neither Zions Bancorp nor VCBI will recognize gain or loss as a result of the Holding Company Merger;

                  (8) The basis of Company's assets in the hands of VCBI will be the same as the basis of those assets in the hands of Company immediately prior to the Holding Company Merger;

                  (9) The holding period of Company's assets received by VCBI will include the period during which such assets were held by Company immediately prior to the Holding Company Merger;

                  (10) A shareholder of Company who receives cash in lieu of a fractional share of Zions Bancorp Common Stock will recognize gain or loss equal to the difference between the cash received and the shareholder's basis in that fractional share, and that gain or loss will be capital gain or loss if the fractional share would have been a capital asset in the hands of the


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Slivka Robinson Waters & O'Dorisio, P.C.
Legal Tax Opinion
July 22, 1998
Page 3

                           shareholder (Rev. Rul. 66-365, 1966-2 C.B. 116; Rev.
                           Proc. 77-41, 1977-2 C.B. 574);

                  (11) Cash received by a shareholder of Company who has perfected dissenters' rights under the provisions of sections 7-113-101 et seq. of the Colorado Business Corporation Act as to his or her Company Common Stock will be treated as a distribution in redemption of such shares, subject to the provisions and limitations of Section 302 of the Code;

                  (12) The Bank Merger will qualify as a "reorganization" under Section 368(a)(1)(A) of the Code;

                  (13) Vectra Bank and Bank will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

                  (14) Neither Vectra Bank, Company nor Bank will recognize gain or loss as a result of the Bank Merger;

                  (15) The basis of Bank's assets in the hands of Vectra Bank will be the same as the basis of those assets in the hands of Bank immediately prior to Bank Merger; and

                  (16) The holding period of Bank's assets received by Vectra Bank will include the period during which such assets were held by Bank immediately prior to Bank Merger.

         The scope of this opinion letter is expressly limited to the Federal income tax issues directly addressed in the sixteen (16) enumerated paragraphs above. Slivka Robinson Waters & O'Dorisio, P.C. expresses no opinion regarding any other issue.

         The opinions expressed herein are based upon the provisions of the Code and the Treasury Regulations promulgated thereunder, as well as upon the Internal Revenue Service rulings and guidelines and court decisions, all valid as of the date of this letter. However, these opinions are not binding upon the Internal Revenue Service or any court, and no ruling confirming these opinions will be sought from the Internal Revenue Service or any court. Moreover, the provisions, rulings, guidelines and court decisions upon which Slivka Robinson Waters & O'Dorisio, P.C. has relied in forming its opinions are subject to revision, and in some cases such revisions may be given effect retroactively. In the event of such a retroactive revision, the opinions expressed in this letter may be invalidated. Slivka Robinson Waters & O'Dorisio, P.C. assumes no obligation to update this opinion letter to reflect changes in facts or law occurring after the date of this letter.


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Slivka Robinson Waters & O'Dorisio, P.C.
Legal Tax Opinion
July 22, 1998
Page 4


         The opinions expressed in this letter are provided solely for the benefit of VCBI and Company, and their respective shareholders. This letter should not be distributed to, nor may it be relied upon by, and other organization or person.

         We consent to the naming of this firm under legal opinions in the Prospectus and to the filing of this opinion letter as an exhibit to the Registration Statement pertaining to the registration of shares of Zions Bancorp Common Stock to be issued to the shareholders of Company upon consummation of the Merger and to all references to us therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC thereunder.

                                        Very truly yours,



                                        SLIVKA ROBINSON WATERS & O'DORISIO, P.C.







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